Exhibit 99.1

KULR Regains Compliance with NYSE American Stockholders’ Equity Requirement

HOUSTON / GLOBENEWSWIRE / December 18, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leader in advanced energy management platforms, announced it has received official notice from the NYSE American LLC (the “Exchange”) confirming that the Company has regained compliance with all continued listing standards set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”).

The Company had previously been cited for non-compliance with Sections 1003(a)(i), (ii) and (iii) of the Company Guide, as detailed in the Exchange’s letter dated December 20, 2023. To resolve the deficiency, the Company has since demonstrated compliance with the applicable standards for two consecutive quarters, pursuant to Section 1009(f) of the Company Guide, and no further deficiencies remain outstanding.

Accordingly, the below compliance (“.BC”) indicator was removed, effective at the opening of trading on December 17, 2024. The Company was also removed from the list of NYSE American noncompliant issuers on the Exchange’s website. Moving forward, the Company will remain subject to the Exchange’s standard continued listing monitoring procedures.

For more information, visit www.kulrtechnology.com.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com